Exhibit 99.5

                          PART I. FINANCIAL INFORMATION

Item 1. Consolidated Financial Statements

                        CIT GROUP INC. AND SUBSIDIARIES

                    CONSOLIDATED BALANCE SHEETS (Unaudited)
                      ($ in millions -- except share data)

                                                                          March 31,     December 31,
                                                                            2005            2004
                                                                          ---------     ------------
                                   ASSETS
Financing and leasing assets:
   Finance receivables ..............................................     $36,859.6      $35,048.2
   Education lending receivables pledged ............................       4,322.9             --
   Reserve for credit losses ........................................        (620.4)        (617.2)
                                                                          ---------      ---------
   Net finance receivables ..........................................      40,562.1       34,431.0
   Operating lease equipment, net ...................................       8,313.1        8,290.9
   Finance receivables held for sale ................................       1,481.3        1,640.8
Cash and cash equivalents, including $234.4 and $0.0 restricted .....       1,638.1        2,210.2
Retained interest in securitizations and other investments ..........       1,123.2        1,228.2
Goodwill and intangible assets, net .................................         906.4          596.5
Other assets ........................................................       2,756.8        2,713.7
                                                                          ---------      ---------
Total Assets ........................................................     $56,781.0      $51,111.3
                                                                          =========      =========
                    LIABILITIES AND STOCKHOLDERS' EQUITY
Debt:
   Commercial paper .................................................     $ 3,963.0      $ 4,210.9
   Variable-rate senior unsecured notes .............................      11,473.1       11,545.0
   Fixed-rate senior unsecured notes ................................      22,197.0       21,715.1
   Non-recourse, secured borrowings -- education lending ............       4,638.9             --
   Preferred capital securities .....................................         253.3          253.8
                                                                          ---------      ---------
Total debt ..........................................................      42,525.3       37,724.8
Credit balances of factoring clients ................................       4,269.8        3,847.3
Accrued liabilities and payables ....................................       3,619.1        3,443.7
                                                                          ---------      ---------
Total Liabilities ...................................................      50,414.2       45,015.8
                                                                          ---------      ---------
Commitments and Contingencies (Note10)
Minority interest ...................................................          48.8           40.4
Preferred capital securities
Stockholders' Equity:
   Preferred stock: $0.01 par value, 100,000,000 authorized;
     none issued ....................................................            --             --
   Common stock: $0.01 par value, 600,000,000 authorized;
     Issued: 212,119,700 and 212,112,203 ............................           2.1            2.1
     Outstanding: 210,771,309 and 210,440,170
   Paid-in capital, net of deferred compensation of $68.6
     and $39.3 ......................................................      10,654.5       10,674.3
   Accumulated deficit ..............................................      (4,316.5)      (4,499.1)
   Accumulated other comprehensive income / (loss) ..................          31.2          (58.4)
Less: treasury stock, 1,348,391 and 1,672,033 shares, at cost .......         (53.3)         (63.8)
                                                                          ---------      ---------
Total Stockholders' Equity ..........................................       6,318.0        6,055.1
                                                                          ---------      ---------
Total Liabilities and Stockholders' Equity ..........................     $56,781.0      $51,111.3
                                                                          =========      =========

                 See Notes to Consolidated Financial Statements

                         CIT GROUP INC. AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
                    ($ in millions -- except per share data)

                                                             Quarters Ended
                                                                March 31,
                                                         ----------------------
                                                           2005         2004
                                                         ---------    ---------
Finance income ........................................  $ 1,022.0    $   896.9
Interest expense ......................................      394.2        298.0
                                                         ---------    ---------
Net finance income ....................................      627.8        598.9
Depreciation on operating lease equipment .............      237.6        235.8
                                                         ---------    ---------
Net finance margin ....................................      390.2        363.1
Provision for credit losses ...........................       45.3         85.6
                                                         ---------    ---------
Net finance margin after provision for credit losses ..      344.9        277.5
Other revenue .........................................      239.4        230.4
Net gain on venture capital investments ...............       10.8          0.7
                                                         ---------    ---------
Operating margin ......................................      595.1        508.6
                                                         ---------    ---------
Salaries and general operating expenses ...............      261.0        240.0
Gain on redemption of debt ............................         --         41.8
                                                         ---------    ---------
Income before provision for income taxes ..............      334.1        310.4
Provision for income taxes ............................     (122.8)      (121.1)
Minority interest, after tax ..........................       (0.9)          --
                                                         ---------    ---------
Net income ............................................  $   210.4    $   189.3
                                                         =========    =========
Earnings per share
Basic earnings per share ..............................  $    1.00    $    0.89
Diluted earnings per share ............................  $    0.98    $    0.88
Number of shares -- basic (thousands) .................    210,656      211,839
Number of shares -- diluted (thousands) ...............    215,090      215,809
Dividends per common share ............................  $    0.13    $    0.13

                 See Notes to Consolidated Financial Statements

                         CIT GROUP INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Unaudited)
                                 ($ in millions)

                                                                                                  Accumulated
                                                                                                     Other           Total
                                           Common     Paid-in      Treasury       Accumulated    Comprehensive   Stockholders
                                            Stock     Capital        Stock          Deficit      Income/(Loss)      Equity
                                           ------    ---------     --------       -----------    -------------   ------------
December 31, 2004 ...................       $2.1     $10,674.3      $(63.8)        $(4,499.1)       $(58.4)        $6,055.1
Net income ..........................                                                  210.4                          210.4
Foreign currency translation
   adjustments ......................                                                                 42.6             42.6
Change in fair values of
   derivatives qualifying as cash
   flow hedges ......................                                                                 47.4             47.4
Unrealized loss on equity and
   securitization investments, net ..                                                                 (0.8)            (0.8)
Minimum pension liability
   adjustment .......................                                                                  0.4              0.4
                                                                                                                   --------
Total comprehensive income ..........                                                                                 300.0
                                                                                                                   --------
Cash dividends ......................                                                  (27.8)                         (27.8)
Restricted common stock grants
   amortization .....................                      9.7                                                          9.7
Treasury stock purchased, at cost ...                                (59.3)                                           (59.3)
Exercise of stock option awards .....                    (29.3)       68.8                                             39.5
Employee stock purchase plan
   participation ....................                     (0.2)        1.0                                              0.8
                                            ----     ---------      ------         ---------        ------         --------
March 31, 2005 ......................       $2.1     $10,654.5      $(53.3)        $(4,316.5)       $ 31.2         $6,318.0
                                            ====     =========      ======         =========        ======         ========

                 See Notes to Consolidated Financial Statements.

                         CIT GROUP INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
                                 ($ in millions)

                                                                         Quarters Ended
                                                                            March 31,
                                                                    ------------------------
                                                                       2005           2004
                                                                    ---------      ---------
Cash Flows From Operations
Net income ....................................................     $   210.4      $   189.3
Adjustments to reconcile net income to net cash flows
   from operations:
   Depreciation and amortization ..............................         248.3          248.2
   Provision for deferred federal income taxes ................          90.0           95.4
   Provision for credit losses ................................          45.3           85.6
   Gains on equipment, receivable and investment sales ........         (66.6)         (62.5)
   Gain on debt redemption ....................................            --          (41.8)
   Net proceeds from finance receivables held for sale ........         372.5          273.4
   (Increase) decrease in other assets ........................         (48.5)         303.1
   Increase (decrease) in accrued liabilities and payables ....         131.1         (346.6)
   Other ......................................................         (46.5)         (26.0)
                                                                    ---------      ---------
Net cash flows provided by operations .........................         936.0          718.1
                                                                    ---------      ---------

Cash Flows From Investing Activities
Loans extended ................................................     (12,603.0)     (11,743.3)
Collections on loans ..........................................      11,665.3       10,532.9
Proceeds from asset and receivable sales ......................         900.3          798.9
Purchase of finance receivable portfolios .....................        (902.9)        (595.1)
Net increase in short-term factoring receivables ..............        (319.6)        (400.8)
Purchases of assets to be leased ..............................        (326.2)        (268.7)
Acquisitions, net of cash acquired ............................        (152.6)            --
Intangible assets acquired ....................................         (29.0)            --
Other .........................................................          95.5           (1.1)
                                                                    ---------      ---------
Net cash flows (used for) investing activities ................      (1,672.2)      (1,677.2)
                                                                    ---------      ---------

Cash Flows From Financing Activities
Proceeds from the issuance of variable and fixed-rate notes ...      (3,067.0)      (3,011.5)
Repayments of variable and fixed-rate notes ...................       3,675.4        2,804.2
Net (decrease) increase in commercial paper ...................        (247.9)         646.3
Net loans extended -- pledged in conjunction with
   secured borrowings .........................................        (167.9)            --
Net repayments of non-recourse leveraged lease debt ...........           8.6          (61.1)
Cash dividends paid ...........................................         (27.8)         (28.0)
Other .........................................................          (9.3)          (8.0)
                                                                    ---------      ---------

Net cash flows provided by financing activities ...............         164.1          341.9
                                                                    ---------      ---------
Net (decrease) in cash and cash equivalents ...................        (572.1)        (617.2)
Cash and cash equivalents, beginning of period ................       2,210.2        1,973.7
                                                                    ---------      ---------
Cash and cash equivalents, end of period ......................     $ 1,638.1      $ 1,356.5
                                                                    =========      =========

Supplementary Cash Flow Disclosure
Interest paid .................................................     $   367.9      $   287.5
Federal, foreign, state and local income taxes paid, net ......     $    21.7      $    24.7

                 See Notes to Consolidated Financial Statements.

                         CIT GROUP INC. AND SUBSIDIARIES

Note 1 -- Summary of Significant Accounting Policies

      CIT Group Inc., a Delaware corporation ("we," "CIT" or the "Company"), is a global commercial and consumer finance company that was founded in 1908. CIT provides financing and leasing capital for consumers and companies in a wide variety of industries, offering vendor, equipment, commercial, factoring, home lending, educational lending and structured financing products. CIT operates primarily in North America, with locations in Europe, Latin America, Australia and the Asia-Pacific region.

      These financial statements, which have been prepared in accordance with the instructions to Form 10-Q, do not include all of the information and note disclosures required by accounting principles generally accepted in the United States ("GAAP") and should be read in conjunction with the Company's Annual Report on Form 10-K for the year ended December 31, 2004. Financial statements in this Form 10-Q have not been audited by the independent registered public accounting firm in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), but in the opinion of management include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of CIT's financial position and results of operations. Certain prior period amounts have been reclassified to conform to the current presentation.

Education Lending Acquisition

      In February 2005, CIT acquired Education Lending Group, Inc. (EDLG), a specialty finance company principally engaged in providing education loans (primarily U.S. government guaranteed), products and services to students, parents, schools and alumni associations. The shareholders of EDLG received $19.05 per share or approximately $383 million in cash. The acquisition was accounted for under the purchase method, with the acquired assets and liabilities recorded at their estimated fair values as of the February 17, 2005 acquisition date. The assets acquired included approximately $4.4 billion of finance receivables and $287 million of goodwill and intangible assets. The net income impact of the EDLG acquisition for the period of CIT's ownership during the quarter ended March 31, 2005 was immaterial.

      This business is largely funded with "Education Loan Backed Notes," which are accounted for under SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." As EDLG retains certain call features with respect to these borrowings, the transactions do not meet the SFAS 140 requirements for sales treatment and are therefore recorded as secured borrowings and are reflected in the Consolidated Balance Sheet as "Education lending receivables pledged" and "Non-recourse, secured borrowings - education lending." Certain cash balances, included in cash and cash equivalents, are restricted in conjunction with these borrowings.

Stock-Based Compensation

      CIT has elected to apply Accounting Principles Board Opinion 25 ("APB 25") rather than the optional provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), as amended by SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure" in accounting for its stock-based compensation plans. Under APB 25, CIT does not recognize compensation expense on the issuance of its stock options because the option terms are fixed and the exercise price equals the market price of the underlying stock on the grant date. The following table presents the pro forma information required by SFAS 123 as if CIT had accounted for stock options granted under the fair value method of SFAS 123, as amended ($ in millions, except per share data):

                                                              Quarters Ended
                                                                March 31,
                                                            ------------------
                                                             2005        2004
                                                            ------      ------
Net income as reported ..................................   $210.4      $189.3
Stock-based compensation expense --
  fair value method, after tax ..........................     (5.1)       (5.1)
                                                            ------      ------
Pro forma net income ....................................   $205.3      $184.2
                                                            ======      ======
Basic earnings per share as reported ....................   $ 1.00      $ 0.89
Basic earnings per share pro forma ......................   $ 0.97      $ 0.87
Diluted earnings per share as reported ..................   $ 0.98      $ 0.88
Diluted earnings per share pro forma ....................   $ 0.95      $ 0.85

                         CIT GROUP INC. AND SUBSIDIARIES

      For the quarters ended March 31, 2005 and 2004, net income includes $6.1 million and $4.0 million of after-tax compensation cost related to restricted stock awards.

Recent Accounting Pronouncements

      On January 1, 2005, the Company adopted Statement of Position No. 03-3, "Accounting for Certain Loans or Debt Securities Acquired in a Transfer" ("SOP 03-3"). SOP 03-3 requires acquired loans to be carried at fair value and prohibits the establishment of credit loss valuation reserves at acquisition for loans that have evidence of credit deterioration since origination. The implementation of SOP 03-3 did not have a material financial statement impact.

      In December 2004, the FASB issued a revision to SFAS No. 123, "Share-Based Payment" ("FAS 123R"). FAS 123R requires the recognition of compensation expense for all stock-based compensation plans as of the beginning of the first annual reporting period that begins after June 15, 2005. The current accounting for employee stock options is most impacted by this new standard, as costs associated with restricted stock awards are already recognized in net income and amounts associated with employee stock purchase plans are not significant. Similar to the proforma amounts disclosed historically, the compensation cost relating to options will be based upon the grant-date fair value of the award and will be recognized over the vesting period. The financial statement impact of adopting FAS 123R is not expected to differ materially from proforma amounts previously disclosed.

      In December 2004, the FASB issued FASB Staff Position No. FAS 109-2, "Accounting and Disclosure Guidance for the Foreign Earnings Repatriation Provision within the American Jobs Creation Act of 2004" ("FSP 109-2"). Given the lack of clarification of certain provisions and the timing of the Act, FSP 109-2 allows for time beyond the year ended December 31, 2004 (the period of enactment) to evaluate the effect of the Act on plans for reinvestment or repatriation of foreign earnings for purposes of applying income tax accounting under SFAS No. 109. The implementation of FSP 109-2 is not expected to have a material financial statement impact on the Company, as there are no present plans to repatriate foreign earnings.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." On November 7, 2003, certain measurement and classification provisions of SFAS 150, relating to certain mandatorily redeemable non-controlling interests, were deferred indefinitely. The adoption of these delayed provisions, which relate primarily to minority interests associated with finite-lived entities, is not expected to have a material financial statement impact on the Company.

Note 2 -- Earnings Per Share

      Basic earnings per share ("EPS") is computed by dividing net income by the weighted-average number of common shares outstanding for the period. The diluted EPS computation includes the potential impact of dilutive securities, including stock options and restricted stock grants. The dilutive effect of stock options is computed using the treasury stock method, which assumes the repurchase of common shares by CIT at the average market price for the period. Options that do not have a dilutive effect (because the exercise price is above the market price) are not included in the denominator and averaged approximately 16.9 million shares and 16.1 million shares for the quarters ended March 31, 2005 and 2004, respectively.

                         CIT GROUP INC. AND SUBSIDIARIES

      The reconciliation of the numerator and denominator of basic EPS with that of diluted EPS is presented ($ in millions, except per share amounts, which are in whole dollars; weighted-average share balances in thousands):

                                           Quarter Ended March 31, 2005               Quarter Ended March 31, 2004
                                     ---------------------------------------     ---------------------------------------
                                       Income         Shares       Per Share       Income         Shares      Per Share
                                     (Numerator)   (Denominator)     Amount      (Numerator)   (Denominator)    Amount
                                     -----------   -------------   ---------     -----------   -------------   ---------
Basic EPS:
   Income available to
     common stockholders ..........     $210.4        210,656        $1.00          $189.3        211,839        $0.89
Effect of Dilutive Securities:
   Restricted shares ..............         --          1,308                           --            540
   Stock options ..................         --          3,126                           --          3,430
                                        ------        -------                       ------        -------
Diluted EPS .......................     $210.4        215,090        $0.98          $189.3        215,809        $0.88
                                        ======        =======                       ======        =======

Note 3 -- Business Segment Information

      The selected financial information by business segment presented below is based upon the allocation of most corporate expenses. For the quarter ended March 31, 2005, capital is allocated to the segments by applying different leverage ratios to each business unit using market and risk criteria. The capital allocations reflect the relative risk of individual asset classes within segments and range from approximately 2% of managed assets for U.S. government guaranteed loans to approximately 15% of managed assets for longer-term assets such as aerospace and rail. Prior period balances have been adjusted to conform to current period presentation. ($ in millions)

                               Specialty  Specialty                                                 Total    Corporate
                               Finance -  Finance -   Commercial  Corporate  Equipment   Capital   Business     and
                              Commercial   Consumer    Services    Finance    Finance    Finance   Segments    Other    Consolidated
                              ----------  ---------   ----------  ---------  ---------   -------   --------  ---------- ------------
At and for the Quarter
Ended March 31, 2005
Operating margin ..........   $   206.7   $    51.2   $    88.6  $    94.4  $    56.7  $    55.2  $   552.8   $  42.3    $   595.1
Income taxes ..............        39.2        10.4        22.2       25.7       12.7       10.7      120.9       1.9        122.8
Net income (loss) .........        75.1        16.3        37.3       42.7       20.3       26.6      218.3      (7.9)       210.4
Total financing and
  leasing assets ..........    10,922.5    10,338.1     7,184.9    7,195.1    6,625.0    8,813.1   51,078.7        --     51,078.7
Total managed assets ......    14,792.7    11,469.6     7,184.9    7,195.1    9,339.9    8,813.1   58,795.3        --     58,795.3
At and for the Quarter
Ended March 31, 2004
Operating margin ..........   $   195.7   $    30.4   $    87.9  $    71.8  $    48.3  $    49.6  $   483.7   $  24.9    $   508.6
Income taxes ..............        39.0         5.1        23.4       17.2       10.4       10.9      106.0      15.1        121.1
Net income ................        68.8         8.0        37.5       30.9       15.6       23.3      184.1       5.2        189.3
Total financing and
  leasing assets ..........     9,583.0     3,465.1     6,450.0    6,284.9    6,871.7    8,366.9   41,021.6        --     41,021.6
Total managed assets ......    13,945.6     5,117.0     6,450.0    6,284.9    9,924.2    8,366.9   50,088.6        --     50,088.6

      During the quarter ended June 30, 2005, the Company initiated further steps to align its business with its customers, to increase productivity and to improve efficiencies, and the segment reporting was modified accordingly. As part of the realignment, Commercial Services (part of the former Commercial Finance segment) is now a stand-alone segment. The other unit, that formerly was included with the Commercial Finance segment, is now reported in the Corporate Finance segment, which includes: capital markets & management advisory services, communications, media & entertainment, as well as energy & infrastructure assets transferred from Capital Finance and healthcare assets transferred from Equipment Finance. The segment data included in the table has been conformed to this presentation (except for the healthcare asset transfer) and is consistent with management reporting.

                         CIT GROUP INC. AND SUBSIDIARIES

Note 4 -- Concentrations

      The following table summarizes the geographic and industry compositions (by obligor) of financing and leasing portfolio assets ($ in millions):

                                                         March 31, 2005           December 31, 2004
                                                      --------------------      --------------------
Geographic
North America:
West ............................................     $10,073.2      19.7%      $ 8,595.3      19.0%
Northeast .......................................       9,823.2      19.3%        8,463.4      18.7%
Midwest .........................................       8,365.2      16.4%        6,907.0      15.3%
Southeast .......................................       7,370.1      14.4%        6,283.3      14.0%
Southwest .......................................       5,325.2      10.4%        4,848.3      10.7%
Canada ..........................................       2,510.4       4.9%        2,483.4       5.5%
                                                      ---------     -----       ---------     -----
Total North America .............................      43,467.3      85.1%       37,580.7      83.2%
Other foreign ...................................       7,611.4      14.9%        7,580.2      16.8%
                                                      ---------     -----       ---------     -----
Total ...........................................     $51,078.7     100.0%      $45,160.9     100.0%
                                                      =========     =====       =========     =====
Industry
Manufacturing(1) ................................     $ 7,522.2      14.7%      $ 6,932.0      15.4%
Retail(2) .......................................       6,669.9      13.1%        5,859.4      13.0%
Consumer based lending -- home lending ..........       5,598.7      11.0%        5,069.8      11.2%
Aerospace -- commercial and regional ............       5,536.5      10.8%        5,512.4      12.2%
Consumer based lending -- education lending .....       4,435.9       8.7%             --        --
Transportation(3) ...............................       2,911.6       5.7%        2,969.6       6.6%
Service industries ..............................       2,751.2       5.4%        2,854.5       6.3%
Consumer based lending -- non-real estate(4) ....       2,362.9       4.6%        2,480.1       5.5%
Wholesaling .....................................       1,813.9       3.5%        1,727.5       3.8%
Construction equipment ..........................       1,680.1       3.3%        1,603.1       3.5%
Communications(5) ...............................       1,190.5       2.3%        1,292.1       2.9%
Automotive Services .............................       1,164.6       2.3%        1,196.3       2.6%
Other (no industry greater than 3.0%)(6) ........       7,440.7      14.6%        7,664.1      17.0%
                                                      ---------     -----       ---------     -----
Total ...........................................     $51,078.7     100.0%      $45,160.9     100.0%
                                                      =========     =====       =========     =====

--------------------------------------------------------------------------------
(1) Includes manufacturers of apparel (3.0%), followed by food and kindred products, transportation equipment, chemical and allied products, textiles, rubber and plastics, industrial machinery and equipment, and other industries.

(2)   Includes retailers of apparel (5.7%) and general merchandise (3.6%).

(3)   Includes  rail,  bus,   over-the-road  trucking  industries  and  business
      aircraft.

(4) Includes receivables from consumers in the Specialty Finance - commercial segment for products in various industries such as computers and related equipment and the remaining manufactured housing portfolio.

(5) Includes $293.5 million and $335.2 million of equipment financed for the telecommunications industry at March 31, 2005 and December 31, 2004, respectively, but excludes telecommunications equipment financed for other industries.

(6) Includes financing and leasing assets in the energy, power and utilities sectors, which totaled $1.0 billion, or 2.1% of total financing and leasing assets at March 31, 2005. This amount includes approximately $703.4 million in project financing and $263.4 million in rail cars on lease.

                         CIT GROUP INC. AND SUBSIDIARIES

Note 5 -- Retained Interests in Securitizations and Other Investments

      The following table details the components of retained interests in securitizations and other investments ($ in millions):

                                                         March 31,  December 31,
                                                           2005        2004
                                                         ---------  ------------
Retained interests in commercial loans:
   Retained subordinated securities ..................   $  372.0    $  446.2
   Interest-only strips ..............................      306.8       292.4
   Cash reserve accounts .............................      300.4       323.4
                                                         --------    --------
   Total retained interests in commercial loans ......      979.2     1,062.0
                                                         --------    --------
Retained interests in consumer loans:(1)
   Retained subordinated securities ..................       76.9        76.6
   Interest-only strips ..............................       14.2        17.0
                                                         --------    --------
   Total retained interests in consumer loans ........       91.1        93.6
                                                         --------    --------
Total retained interests in securitizations ..........    1,070.3     1,155.6
Aerospace equipment trust certificates and other(2) ..       52.9        72.6
                                                         --------    --------
   Total .............................................   $1,123.2    $1,228.2
                                                         ========    ========

--------------------------------------------------------------------------------
(1)   Comprised of amounts related to home lending receivables securitized.

(2) At December 31, 2004 other includes a $4.7 million investment in common stock received as part of a loan work-out of an aerospace account.

Note 6 -- Accumulated Other Comprehensive Income / (Loss)

      The  following   table  details  the  components  of   accumulated   other
comprehensive income / (loss), net of tax ($ in millions):

                                                                             March 31,    December 31,
                                                                               2005           2004
                                                                             ---------    ------------
Changes in fair values of derivatives qualifying as cash flow hedges ....     $20.3          $(27.1)
Foreign currency translation adjustments ................................       5.4           (37.2)
Minimum pension liability adjustments ...................................      (2.3)           (2.7)
Unrealized gain on equity and securitization investments ................       7.8             8.6
                                                                              -----          ------
Total accumulated other comprehensive income (loss) .....................     $31.2          $(58.4)
                                                                              =====          ======

      The changes in fair values of derivatives qualifying as cash flow hedges corresponded to higher market interest rates during the quarter, as these derivatives effectively convert an equivalent amount of variable-rate debt, including commercial paper, to fixed rates of interest. See Note 7 for additional information.

      Total comprehensive income for the quarters ended March 31, 2005 and 2004 was $300.0 million and $134.5 million.

Note 7 -- Derivative Financial Instruments

      As part of managing exposure to interest rate, foreign currency, and, in limited instances, credit risk, CIT, as an end-user, enters into various derivative transactions, all of which are transacted in over-the-counter markets with other financial institutions. Derivatives are utilized to hedge exposures, and not for speculative purposes. To ensure both appropriate use as a hedge and to achieve hedge accounting treatment, whenever possible, substantially all derivatives entered into are designated according to a hedge objective against a specific or forecasted liability or, in limited instances, assets. The notional amounts, rates, indices, and maturities of our derivatives closely match the related terms of the underlying hedged items.

      CIT utilizes interest rate swaps to exchange variable-rate interest underlying forecasted issuances of commercial paper, specific variable-rate debt instruments, and, in limited instances, variable-rate assets for fixed-rate amounts. These interest rate swaps are designated as cash flow hedges and changes in fair value of these swaps, to the extent they are effective as a hedge, are recorded in other comprehensive income. Ineffective amounts are recorded in interest expense.

                         CIT GROUP INC. AND SUBSIDIARIES

      The components of the adjustment to Accumulated Other Comprehensive Income for derivatives qualifying as hedges of future cash flows are presented in the following table ($ in millions).

                                                                          Fair Value                          Total
                                                                        Adjustments of       Income        Unrealized
                                                                          Derivatives      Tax Effects     Gain (Loss)
                                                                        --------------     -----------     ----------
Balance at December 31, 2004 -- unrealized loss ....................        $(41.3)          $ 14.2          $(27.1)
Changes in fair values of derivatives qualifying
  as cash flow hedges ..............................................          77.7            (30.3)           47.4
                                                                            ------           ------          ------
Balance at March 31, 2005 -- unrealized gain .......................        $ 36.4           $(16.1)         $ 20.3
                                                                            ======           ======          ======

      The unrealized gain as of March 31, 2005, presented in the preceding table, primarily reflects our use of interest rate swaps to convert variable-rate debt to fixed-rate debt, followed by increasing market interest rates. Assuming no change in interest rates, approximately $5.0 million, net of tax, of Accumulated Other Comprehensive Income is expected to be reclassified to earnings over the next twelve months as contractual cash payments are made. The Accumulated Other Comprehensive Income (along with the corresponding swap asset or liability) will be adjusted as market interest rates change over the remaining life of the swaps.

      The ineffective amounts, due to changes in the fair value of cash flow hedges, are recorded as either an increase or decrease to interest expense as presented in the following table ($ in millions).

                                                              Increase/Decrease
                                           Ineffectiveness   to Interest Expense
                                           ---------------   -------------------
For the quarter ended March 31, 2005 ...         $1.4             Increase
For the quarter ended March 31, 2004 ...         $0.3             Decrease

      CIT also utilizes interest rate swaps to convert fixed-rate interest on specific debt instruments to variable-rate amounts. These interest rate swaps are designated as fair value hedges and changes in fair value of these swaps are effectively recorded as an adjustment to the carrying value of the hedged item, as the offsetting changes in fair value of the swaps and the hedged items are recorded in earnings.

      The following table presents the notional principal amounts of interest rate swaps by class and the corresponding hedged liability item ($ in millions):

                                                           March 31,     December 31,
                                                             2005           2004
                                                          ---------      ------------
                                                                                         Effectively converts the interest rate on
Floating to fixed-rate swaps -- cash flow hedges ....     $ 3,292.1        $ 3,533.6     an equivalent amount of commercial
                                                                                         paper, variable-rate notes and selected
                                                                                         assets to a fixed rate.

                                                                                         Effectively converts the interest rate on
Fixed to floating-rate swaps -- fair value hedges ...       6,880.3          7,642.6     an equivalent amount of fixed-rate notes
                                                          ---------        ---------     and selected assets to a variable rate.
Total interest rate swaps............................     $10,172.4        $11,176.2
                                                          =========        =========

      In addition to the swaps in the table above, in conjunction with securitizations, at March 31, 2005, CIT has $2.1 billion in notional amount of interest rate swaps outstanding with the related trusts to protect the trusts against interest rate risk. CIT entered into offsetting swap transactions with third parties totaling $2.1 billion in notional amount at March 31, 2005 to insulate the related interest rate risk.

      CIT also utilizes foreign currency exchange forward contracts and cross-currency swaps to hedge currency risk underlying foreign currency loans to subsidiaries and the net investments in foreign operations. These contracts are designated as foreign currency cash flow hedges or net investment hedges and changes in fair value of these contracts are recorded in other comprehensive income along with the translation gains and losses on the underlying hedged items. CIT utilizes cross currency swaps to hedge currency risk underlying foreign currency debt and selected foreign currency assets. These swaps are designated as foreign currency cash flow hedges or foreign currency fair value hedges and changes in fair value of these contracts are recorded in other comprehensive income (for cash flow hedges), or effectively as a basis adjustment (including the impact of the offsetting adjustment to the carrying value of the hedged item) to the hedged item (for fair value hedges) along with the transaction gains and losses on the underlying hedged items.

                         CIT GROUP INC. AND SUBSIDIARIES

      During 2005 and 2004, CIT entered into credit default swaps, with a combined notional value of $118.0 million and terms of 5 years, to economically hedge certain CIT credit exposures. These swaps do not meet the requirements for hedge accounting treatment and therefore are recorded at fair value, with both realized and unrealized gains or losses recorded in other revenue in the consolidated statement of income. The fair value adjustment for the quarter ended March 31, 2005 amounted to a $1.2 million pretax loss. CIT also has certain cross-currency swaps (with a combined notional principal of $256 million) and an interest rate swap (basis swap denominated in U.S. dollars with notional principal of $935 million) that was acquired in the education lending acquisition. These instruments economically hedge exposures, but do not qualify for hedge accounting. These derivatives are recorded at fair value, with both realized and unrealized gains or losses recorded in other revenue in the consolidated statement of income.

Note 8 -- Certain Relationships and Related Transactions

      CIT is a partner with Dell Inc. ("Dell") in Dell Financial Services L.P. ("DFS"), a joint venture that offers financing to Dell's customers. The joint venture provides Dell with financing and leasing capabilities that are complementary to its product offerings and provides CIT with a steady source of new financings. The joint venture agreement provides Dell with the option to purchase CIT's 30% interest in DFS in February 2008 based on a formula tied to DFS profitability, within a range of $100 million to $345 million. CIT has the right to purchase a minimum percentage of DFS's finance receivables on a declining scale through January 2010.

      CIT regularly purchases finance receivables from DFS at a premium, portions of which are typically securitized within 90 days of purchase from DFS. CIT has limited recourse to DFS on defaulted contracts. In accordance with the joint venture agreement, net income and losses generated by DFS as determined under GAAP are allocated 70% to Dell and 30% to CIT. The DFS board of directors voting representation is equally weighted between designees of CIT and Dell, with one independent director. DFS is not consolidated in CIT's financial statements and is accounted for under the equity method. At March 31, 2005 and December 31, 2004, financing and leasing assets related to the DFS program included in the CIT Consolidated Balance Sheet (but excluding certain related International receivables originated directly by CIT) were approximately $2.2 billion and $2.0 billion, and securitized assets included in managed assets were approximately $2.2 billion and $2.5 billion, respectively. In addition to the owned and securitized assets acquired from DFS, CIT's investment in and loans to the joint venture were approximately $217 million and $267 million at March 31, 2005 and December 31, 2004.

      CIT also has a joint venture arrangement with Snap-on Incorporated ("Snap-on") that has a similar business purpose and model to the DFS arrangement described above, including limited credit recourse on defaulted receivables. The agreement with Snap-on extends until January 2006. CIT and Snap-on have 50% ownership interests, 50% board of directors' representation, and share income and losses equally. The Snap-on joint venture is accounted for under the equity method and is not consolidated in CIT's financial statements. At both March 31, 2005 and December 31, 2004, financing and leasing assets were approximately $1.1 billion and securitized assets included in managed assets were $0.1 billion. In addition to the owned and securitized assets purchased from the Snap-on joint venture, CIT's investment in and loans to the joint venture were approximately $18 million and $16 million at March 31, 2005 and December 31, 2004. Both the Snap-on and the Dell joint venture arrangements were acquired in a 1999 acquisition.

      Since December 2000, CIT has been a joint venture partner with Canadian Imperial Bank of Commerce ("CIBC") in an entity that is engaged in asset-based lending in Canada. Both CIT and CIBC have a 50% ownership interest in the joint venture, and share income and losses equally. This entity is not consolidated in CIT's financial statements and is accounted for under the equity method. At March 31, 2005 and December 31, 2004, CIT's investment in and loans to the joint venture were approximately $218 million and $191 million.

      CIT invests in various trusts, partnerships, and limited liability corporations established in conjunction with structured financing transactions of equipment, power and infrastructure projects. CIT's interests in certain of these entities were acquired by CIT in a 1999 acquisition, and others were subsequently entered into in the normal course of business. At both March 31, 2005 and December 31, 2004, other assets included approximately $19 million of investments in non-consolidated entities relating to such transactions that are accounted for under the equity or cost methods.

                         CIT GROUP INC. AND SUBSIDIARIES

      Certain shareholders of CIT provide investment management, banking and investment banking services in the normal course of business.

Note 9 -- Postretirement and Other Benefit Plans

      The following table discloses various components of pension expense ($ in millions):

                                         For the Quarters
                                          Ended March 31,
                                         ----------------
                                         2005        2004
                                         ----        ----
Retirement Plans
Service cost .......................     $5.0        $4.5
Interest cost ......................      4.3         3.9
Expected return on plan assets .....     (4.8)       (4.1)
Amortization of net loss ...........      0.7         0.7
                                         ----        ----
Net periodic benefit cost ..........     $5.2        $5.0
                                         ====        ====

Postretirement Plans
Service cost .......................     $0.6        $0.5
Interest cost ......................      0.8         0.8
Amortization of net (gain) loss ....      0.2         0.3
                                         ----        ----
Net periodic benefit cost ..........     $1.6        $1.6
                                         ====        ====

Note 10 -- Commitments and Contingencies

      The   accompanying   table   summarizes   the   contractual   amounts   of
credit-related   commitments  and  purchase  and  funding  commitments.   ($  in
millions).

                                                             March 31, 2005
                                                 --------------------------------------
                                                     Due to Expire                          December 31,
                                                 ----------------------                         2004
                                                  During        2006           Total           Total
                                                   2005      and beyond     Outstanding     Outstanding
                                                 --------    ----------     -----------     ------------
Credit Related Commitments
Financing and leasing assets ...............     $1,180.6     $7,850.1        $9,030.7        $8,428.3
Letters of credit and acceptances:
  Standby letters of credit ................        559.6         36.7           596.3           618.3
  Other letters of credit ..................        539.4          0.5           539.9           588.3
  Acceptances ..............................         20.3           --            20.3            16.4
Guarantees .................................         82.8         12.2            95.0           133.1
Purchase and Funding Commitments
Aerospace purchase commitments .............        774.0      1,254.0         2,028.0         2,168.0
Other manufacturer purchase commitments ....        470.2           --           470.2           397.0
Sale-leaseback payments ....................          8.8        464.5           473.3           495.4
Venture capital fund commitments ...........          0.5         36.1            36.6            79.8

      In the normal course of meeting the financing needs of its customers, CIT enters into various credit-related commitments, including commitments to provide financing and leasing capital, letters of credit and guarantees. Standby letters of credit obligate CIT to pay the beneficiary of the letter of credit in the event that a CIT client to which the letter of credit was issued does not meet its related obligation to the beneficiary. These financial instruments generate fees and involve, to varying degrees, elements of credit risk in excess of the amounts recognized in the consolidated balance sheets. To minimize potential credit risk, CIT generally requires collateral and other credit-related terms and conditions from the customer. At the time credit-related commitments are granted, the fair value of the underlying collateral and guarantees typically approximates or exceeds the contractual amount of the commitment. In the event a customer defaults on the underlying transaction, the maximum potential loss will generally be limited to the contractual amount outstanding less the value of all underlying collateral and guarantees.

                         CIT GROUP INC. AND SUBSIDIARIES

      Guarantees are issued primarily in conjunction with CIT's factoring product, whereby CIT provides the client with credit protection for its trade receivables without actually purchasing the receivables. The trade terms are generally sixty days or less. In the event that the customer is unable to pay according to the contractual terms, then the receivables would be purchased. As of March 31, 2005, there were no outstanding liabilities relating to these credit-related commitments or guarantees, as amounts are generally billed and collected on a monthly basis.

      CIT has entered into aerospace commitments to purchase commercial aircraft from both Airbus Industrie and The Boeing Company. The commitment amounts detailed in the table are based on appraised values, actual amounts will vary based upon market factors at the time of delivery. The remaining units to be purchased are 41, with 15 to be completed in 2005. Lease commitments are in place for twelve of the fifteen units to be delivered in 2005. The order amount excludes CIT's options to purchase additional aircraft.

      Outstanding commitments to purchase equipment to be leased to customers, other than the aircraft detailed above, relates primarily to rail equipment. Additionally, CIT is party to railcar sale-leaseback transactions under which it is obligated to pay a remaining total of $473.3 million, approximately $31 million per year through 2010 and declining thereafter through 2024, which is more than offset by CIT's re-lease of the assets, contingent on its ability to maintain railcar usage. In conjunction with this sale-leaseback transaction, CIT has guaranteed all obligations of the related consolidated lessee entity.

      CIT has guaranteed the public and private debt securities of a number of its wholly-owned, consolidated subsidiaries, including those disclosed in Note 14 -- Summarized Financial Information of Subsidiaries. In the normal course of business, various consolidated CIT subsidiaries have entered into other credit agreements and certain derivative transactions with financial institutions that are guaranteed by CIT. These transactions are generally used by CIT's subsidiaries outside of the U.S. to allow the local subsidiary to borrow funds in local currencies.

Note 11 -- Legal Proceedings

      On September 9, 2004, Exquisite Caterers v. Popular Leasing et al. ("Exquisite Caterers"), a putative national class action, was filed against 13 financial institutions, including CIT, who had acquired equipment leases ("NorVergence Leases") from NorVergence, Inc., a reseller of telecommunications and Internet services to businesses. The Exquisite Caterers lawsuit is now pending in the Superior Court of New Jersey, Monmouth County. Exquisite Caterers based its complaint on allegations that NorVergence misrepresented the capabilities of the equipment leased to its customers and overcharged for the equipment. The complaint asserts that the NorVergence Leases are unenforceable and seeks rescission, punitive damages, treble damages and attorneys' fees. In addition, putative class action suits in Florida, Illinois, New York, and Texas and several individual suits, all based upon the same core allegations and seeking the same relief, have been filed by NorVergence customers against CIT and other financial institutions.

      On July 14, 2004, the U.S. Bankruptcy Court ordered the liquidation for NorVergence under Chapter 7 of the Bankruptcy Code. Thereafter, the Attorneys General of several states commenced investigations of NorVergence and the financial institutions, including CIT, that purchased NorVergence Leases. CIT entered into settlement negotiations with those Attorneys General. CIT reached separate settlements with the New York and New Jersey Attorneys General. Under those settlements, lessees in those states will have an opportunity to resolve all claims by and against CIT by paying a percentage of the remaining balance on their lease. Negotiations with other Attorneys General are continuing. CIT has also been asked by the Federal Trade Commission to produce documents for transactions related to NorVergence. In addition, on February 15, 2005, CIT was served with a subpoena seeking the production of documents in a grand jury proceeding being conducted by the U.S. Attorney for the Southern District of New York in connection with an investigation of transactions related to NorVergence. CIT is in the process of complying with these information requests.

      In addition, there are various proceedings against CIT, which have arisen in the ordinary course of business. While the outcomes of the NorVergence related litigation and the ordinary course legal proceedings, and the related activities, are not certain, based on present assessments, management does not believe that they will have a material adverse effect on the financial condition of CIT.

                         CIT GROUP INC. AND SUBSIDIARIES

Note 12 -- Severance and Facility Restructuring Reserves

      The following table summarizes previously established purchase accounting liabilities (pre-tax) related to severance of employees and closing facilities, as well restructuring activities during 2005 ($ in millions):

                                             Severance                  Facilities
                                       ---------------------      ----------------------
                                       Number of                  Number of                   Total
                                       Employees     Reserve      Facilities     Reserve     Reserves
                                       ---------     -------      ----------     -------     --------
Balance at December 31, 2004 ...          129         $12.2           15           $5.7        $17.9
2005 additions .................           --            --           --            2.5          2.5
2005 utilization ...............          (20)         (3.9)          (1)          (0.7)        (4.6)
                                          ---         -----           --           ----        -----
Balance at March 31, 2005 ......          109         $ 8.3           14           $7.5        $15.8
                                          ===         =====           ==           ====        =====

      The beginning severance reserves relate primarily to the 2004 acquisition of a Western European vendor finance and leasing business, and include amounts payable within the year after the acquisition to individuals who chose to receive payments on a periodic basis. Severance and facilities restructuring liabilities were established under purchase accounting in conjunction with fair value adjustments to acquired assets and liabilities. The additions during the quarter ended March 31, 2005 correspond to facility exit plan refinements relating to the acquired Western European vendor finance and leasing business, and were similarly recorded as fair value adjustments to purchased liabilities (additions to goodwill). The facility reserves relate primarily to shortfalls in sublease transactions and will be utilized over the remaining lease terms, generally 6 years.

Note 13 -- Goodwill and Intangible Assets, Net

      Goodwill and intangible assets totaled $906.4 million and $596.5 million at March 31, 2005 and December 31, 2004. The Company periodically reviews and evaluates its goodwill and other intangible assets for potential impairment. Effective October 1, 2001, the Company adopted SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), under which goodwill is no longer amortized but instead is assessed periodically for impairment.

      The most recent goodwill impairment analysis was performed during the fourth quarter of 2004, which indicated that the fair value of goodwill was in excess of the carrying value.

      The following table summarizes the goodwill balance by segment ($ in millions):

                                                          Specialty     Specialty
                                                          Finance -      Finance -     Commercial
                                                          Commercial     Consumer       Finance          Total
                                                          ----------    ----------     ----------       ------
Balance at December 31, 2004 ......................         $62.3         $   --         $370.4         $432.7
Additions, foreign currency translation, other ....           0.7          257.6             --          258.3
                                                            -----         ------         ------         ------
Balance at March 31, 2005 .........................         $63.0         $257.6         $370.4         $691.0
                                                            =====         ======         ======         ======

      The increase in goodwill during the quarter was primarily due to the education lending acquisition in Specialty Finance -- consumer. Management is in the process of finalizing additional integration plans relating to this acquisition. Accordingly, additional purchase accounting refinements may result in an adjustment to goodwill and acquired intangibles.

      Other intangible assets, net, are comprised primarily of acquired customer relationships (Specialty Finance and Commercial Finance balances), as well as proprietary computer software and related transaction processes (Commercial Finance). The following table summarizes the net intangible asset balances by segment ($ in millions):

                                                          Specialty     Specialty
                                                          Finance -      Finance -     Commercial
                                                          Commercial     Consumer       Finance          Total
                                                          ----------    ----------     ----------       ------
Balance at December 31, 2004 ......................         $68.0         $  --          $ 95.8         $163.8
Additions, foreign currency translation, other ....          (2.8)         29.0            30.0           56.2
Amortization ......................................          (2.4)           --            (2.2)          (4.6)
                                                            -----         -----          ------         ------
Balance at March 31, 2005 .........................         $62.8         $29.0          $123.6         $215.4
                                                            =====         =====          ======         ======

                         CIT GROUP INC. AND SUBSIDIARIES

      The increase was primarily related to the education lending acquisition in Specialty Finance - consumer and a factoring acquisition in Commercial Finance. Other intangible assets are being amortized over their corresponding lives ranging from five to twenty years in relation to the related cash flows, where applicable. Amortization expense totaled $4.6 million and $2.2 million for the quarters ended March 31, 2005 and 2004. Accumulated amortization totaled $28.3 million and $23.7 million at March 31, 2005 and December 31, 2004. The projected amortization for the years ended December 31, 2005 through December 31, 2009 is:
$20.8 million for 2005;  $20.3 million for 2006;  $17.0 million for 2007;  $17.1 million for 2008 and $17.3 million for 2009.

Note 14 -- Summarized Financial Information of Subsidiaries

      The following presents condensed consolidating financial information for CIT Holdings LLC and Capita Corporation (formerly AT&T Capital Corporation). CIT has guaranteed on a full and unconditional basis the existing debt securities that were registered under the Securities Act of 1933 and certain other indebtedness of these subsidiaries. CIT has not presented related financial statements or other information for these subsidiaries on a stand-alone basis. ($ in millions)

                                                                             CIT
              CONSOLIDATING                     CIT           Capita       Holdings        Other
             BALANCE SHEETS                  Group Inc.    Corporation       LLC        Subsidiaries     Eliminations       Total
             --------------                  ----------    -----------     --------     ------------     ------------     ---------
March 31, 2005
ASSETS
Net finance receivables ...............      $ 1,078.0       $3,434.1      $1,759.7       $34,290.3       $      --       $40,562.1
Operating lease equipment, net ........             --          517.0         126.8         7,669.3              --         8,313.1
Finance receivables held for sale .....             --          117.4          69.6         1,294.3              --         1,481.3
Cash and cash equivalents .............          826.5          667.3          73.6            70.7              --         1,638.1
Other assets ..........................       10,068.0           91.4         292.5           652.5        (6,318.0)        4,786.4
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Assets ........................      $11,972.5       $4,827.2      $2,322.2       $43,977.1       $(6,318.0)      $56,781.0
                                             =========       ========      ========       =========       =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt ..................................      $35,876.6       $  459.2      $1,224.0       $ 4,965.5       $      --       $42,525.3
Credit balances of factoring clients ..             --             --            --         4,269.8              --         4,269.8
Accrued liabilities and payables ......      (30,222.1)       3,800.1        (451.2)       30,492.3              --         3,619.1
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Liabilities ...................        5,654.5        4,259.3         772.8        39,727.6              --        50,414.2
Minority interest .....................                            --            --            48.8              --            48.8
Total Stockholders' Equity ............        6,318.0          567.9       1,549.4         4,200.7        (6,318.0)        6,318.0
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Liabilities and
  Stockholders' Equity ................      $11,972.5       $4,827.2      $2,322.2       $43,977.1       $(6,318.0)      $56,781.0
                                             =========       ========      ========       =========       =========       =========

December 31, 2004
ASSETS
Net finance receivables ...............      $ 1,121.1       $3,129.8      $1,682.7       $28,497.4       $      --       $34,431.0
Operating lease equipment, net ........             --          517.9         130.8         7,642.2              --         8,290.9
Finance receivables held for sale .....             --          122.4          72.0         1,446.4              --         1,640.8
Cash and cash equivalents .............        1,311.4          670.8         127.5           100.5              --         2,210.2
Other assets ..........................        9,536.8         (278.9)        316.2         1,019.4        (6,055.1)        4,538.4
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Assets ........................      $11,969.3       $4,162.0      $2,329.2       $38,705.9       $(6,055.1)      $51,111.3
                                             =========       ========      ========       =========       =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Debt ..................................      $34,699.1       $  487.8      $1,383.8       $ 1,154.1       $      --       $37,724.8
Credit balances of factoring clients ..             --             --            --         3,847.3              --         3,847.3
Accrued liabilities and payables ......      (28,784.9)       3,184.5        (591.3)       29,635.4              --         3,443.7
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Liabilities ...................        5,914.2        3,672.3         792.5        34,636.8              --        45,015.8
Minority interest .....................                            --            --            40.4              --            40.4
Total Stockholders' Equity ............        6,055.1          489.7       1,536.7         4,028.7        (6,055.1)        6,055.1
                                             ---------       --------      --------       ---------       ---------       ---------
  Total Liabilities and
  Stockholders' Equity ................      $11,969.3       $4,162.0      $2,329.2       $38,705.9       $(6,055.1)      $51,111.3
                                             =========       ========      ========       =========       =========       =========

                         CIT GROUP INC. AND SUBSIDIARIES

                                                                                CIT
              CONSOLIDATING                         CIT           Capita      Holdings       Other
          STATEMENTS OF INCOME                   Group Inc.    Corporation      LLC       Subsidiaries    Eliminations      Total
          --------------------                   ----------    -----------    --------    ------------    ------------    --------
Three Months Ended March 31, 2005
Finance income ............................       $  5.5         $162.9        $ 55.7        $797.9         $    --       $1,022.0
Interest expense ..........................        (22.4)          41.6           3.6         371.4              --          394.2
                                                  ------         ------        ------        ------         -------       --------
Net finance income ........................         27.9          121.3          52.1         426.5              --          627.8
Depreciation on operating
  lease equipment .........................           --           66.5          11.0         160.1              --          237.6
                                                  ------         ------        ------        ------         -------       --------
Net finance margin ........................         27.9           54.8          41.1         266.4              --          390.2
Provision for credit losses ...............          1.8           11.1           2.1          30.3              --           45.3
                                                  ------         ------        ------        ------         -------       --------
Net finance margin, after provision
  for credit losses .......................         26.1           43.7          39.0         236.1              --          344.9
Equity in net income of subsidiaries ......        224.4             --            --            --          (224.4)            --
Other revenue .............................          4.5           33.3          21.4         180.2              --          239.4
Net gain on venture capital investments               --             --            --          10.8              --           10.8
                                                  ------         ------        ------        ------         -------       --------
Operating margin ..........................        255.0           77.0          60.4         427.1          (224.4)         595.1
Operating expenses ........................         52.1           26.6          18.5         163.8              --          261.0
                                                  ------         ------        ------        ------         -------       --------
Income (loss) before provision for
  income taxes ............................        202.9           50.4          41.9         263.3          (224.4)         334.1
Benefit (Provision) for income taxes ......          7.5          (18.9)        (15.4)        (96.0)             --         (122.8)
Minority interest, after tax ..............           --             --            --          (0.9)             --           (0.9)
                                                  ------         ------        ------        ------         -------       --------
Net income ................................       $210.4         $ 31.5        $ 26.5        $166.4         $(224.4)      $  210.4
                                                  ======         ======        ======        ======         =======       ========

Three Months Ended March 31, 2004
Finance income ............................       $  9.5         $184.4        $ 47.6        $655.4         $    --       $  896.9
Interest expense ..........................        (22.9)          54.1           3.9         262.9              --          298.0
                                                  ------         ------        ------        ------         -------       --------
Net finance income ........................         32.4          130.3          43.7         392.5              --          598.9
Depreciation on operating
  lease equipment .........................           --           84.6          11.1         140.1              --          235.8
                                                  ------         ------        ------        ------         -------       --------
Net finance margin ........................         32.4           45.7          32.6         252.4              --          363.1
Provision for credit losses ...............          4.2           10.7           2.6          68.1              --           85.6
                                                  ------         ------        ------        ------         -------       --------
Net finance margin, after provision
  for credit losses .......................         28.2           35.0          30.0         184.3              --          277.5
Equity in net income of subsidiaries ......        155.6             --            --            --          (155.6)            --
Other revenue .............................          0.6           31.3          32.6         165.9              --          230.4
Net gain on venture capital investments               --             --            --           0.7              --            0.7
                                                  ------         ------        ------        ------         -------       --------
Operating margin ..........................        184.4           66.3          62.6         350.9          (155.6)         508.6
Operating expenses ........................         18.6           36.7          23.2         161.5              --          240.0
Gain on redemption of debt ................         41.8             --            --            --              --           41.8
                                                  ------         ------        ------        ------         -------       --------
Income (loss) before provision for
  income taxes ............................        207.6           29.6          39.4         189.4          (155.6)         310.4
Provision for income taxes ................        (18.3)         (11.5)        (15.4)        (75.9)             --         (121.1)
                                                  ------         ------        ------        ------         -------       --------
Net income ................................       $189.3         $ 18.1        $ 24.0        $113.5         $(155.6)      $  189.3
                                                  ======         ======        ======        ======         =======       ========

                         CIT GROUP INC. AND SUBSIDIARIES

                                                                              CIT
              CONSOLIDATING                       CIT           Capita      Holdings        Other
         STATEMENT OF CASH FLOWS               Group Inc.    Corporation      LLC        Subsidiaries    Eliminations       Total
         -----------------------               ----------    -----------    --------     ------------    ------------     ---------
Three Months Ended March 31, 2005
Cash Flows From Operating Activities:
Net cash flows provided by
  (used for) operations ...................    $ 2,648.2       $(294.3)     $ 280.8       $(1,698.7)      $      --       $   936.0
                                               ---------       -------      -------       ---------       ---------       ---------
Cash Flows From Investing Activities:
Net (decrease) increase in financing and
  leasing assets ..........................         42.4        (359.2)       (78.3)       (1,372.6)             --       (1,767.7)
Decrease in inter-company loans
  and investments .........................     (4,325.2)           --           --              --         4,325.2              --
Other .....................................           --            --           --            95.5              --            95.5
                                               ---------       -------      -------       ---------       ---------       ---------
Net cash flows (used for) provided by
  investing activities ....................     (4,282.8)       (359.2)       (78.3)       (1,277.1)        4,325.2        (1,672.2)
                                               ---------       -------      -------       ---------       ---------       ---------
Cash Flows From Financing Activities:
Net increase (decrease) in debt ...........      1,177.5         (28.6)      (159.8)         (620.0)             --           369.1
Net loans extended-pledged ................           --            --           --          (167.9)             --          (167.9)
Inter-company financing ...................           --         678.6        (96.6)        3,743.2        (4,325.2)             --
Cash dividends paid .......................        (27.8)           --           --              --              --           (27.8)
Other .....................................           --            --           --            (9.3)             --            (9.3)
                                               ---------       -------      -------       ---------       ---------       ---------
Net cash flows provided by
  (used for) financing activities .........      1,149.7         650.0       (256.4)        2,946.0        (4,325.2)          164.1
                                               ---------       -------      -------       ---------       ---------       ---------
Net (decrease) in cash and
  cash equivalents ........................       (484.9)         (3.5)       (53.9)          (29.8)             --          (572.1)
Cash and cash equivalents,
  beginning of period .....................      1,311.4         670.8        127.5           100.5              --         2,210.2
                                               ---------       -------      -------       ---------       ---------       ---------
Cash and cash equivalents,
  end of period ...........................    $   826.5       $ 667.3      $  73.6       $    70.7       $      --       $ 1,638.1
                                               =========       =======      =======       =========       =========       =========

Three Months Ended March 31, 2004
Cash Flows From Operating Activities:
Net cash flows provided by
  (used for) operations ...................    $    65.0       $ (83.3)     $(141.1)      $   877.5       $      --       $   718.1
                                               ---------       -------      -------       ---------       ---------       ---------
Cash Flows From Investing Activities:
Net (decrease) increase in financing and
  leasing assets ..........................        374.0         154.4         18.1        (2,222.6)             --        (1,676.1)
Decrease in inter-company loans
  and investments .........................     (2,508.4)           --           --              --         2,508.4              --
Other .....................................           --            --           --            (1.1)             --            (1.1)
                                               ---------       -------      -------       ---------       ---------       ---------
Net cash flows (used for) provided by
  investing activities ....................     (2,134.4)        154.4         18.1        (2,223.7)        2,508.4        (1,677.2)
                                               ---------       -------      -------       ---------       ---------       ---------
Cash Flows From Financing Activities:
Net increase (decrease) in debt ...........      1,222.7        (467.2)        25.7          (403.3)             --           377.9
Inter-company financing ...................           --         458.1        126.1         1,924.2        (2,508.4)             --
Cash dividends paid .......................           --            --           --           (28.0)             --           (28.0)
Other .....................................           --            --           --            (8.0)             --            (8.0)
                                               ---------       -------      -------       ---------       ---------       ---------
Net cash flows provided by
  (used for) financing activities .........      1,222.7          (9.1)       151.8         1,484.9        (2,508.4)          341.9
                                               ---------       -------      -------       ---------       ---------       ---------
Net increase (decrease) in cash and
  cash equivalents ........................       (846.7)         62.0         28.8           138.7              --          (617.2)
Cash and cash equivalents,
  beginning of period .....................      1,479.9         410.6        227.5          (144.3)             --         1,973.7
                                               ---------       -------      -------       ---------       ---------       ---------
Cash and cash equivalents,
  end of period ...........................    $   633.2       $ 472.6      $ 256.3       $    (5.6)      $      --       $ 1,356.5
                                               =========       =======      =======       =========       =========       =========